Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Record Quarterly Revenues and Profits

New Truck Models and Record PACCAR Parts Profits Drive Results

October 25, 2022, Bellevue, Washington – “PACCAR achieved record net income for the third quarter of 2022,” said Preston Feight, chief executive officer. “PACCAR’s third quarter results reflect the strong demand for premium, fuel-efficient DAF, Peterbilt and Kenworth new truck models and record PACCAR Parts results. PACCAR Parts reported record quarterly sales and profits due to industry-leading technology and logistics performance that enhanced customer uptime. PACCAR Financial Services delivered excellent results due to its high quality portfolio and strong used truck prices. I am very proud of our employees for delivering the highest quality trucks and transportation solutions to our customers.”

PACCAR achieved net income of $769.4 million ($2.21 per diluted share) in the third quarter of this year, 102% higher than the $380.5 million ($1.09 per diluted share) earned in the same period last year. Third quarter revenues were $7.06 billion, compared to $5.15 billion reported in the third quarter of 2021. PACCAR earned $2.09 billion ($5.99 per diluted share) for the first nine months of 2022 compared to $1.35 billion ($3.87 per diluted share) in the same period last year. Net revenues for the first nine months of 2022 were $20.69 billion compared to $16.84 billion last year.

PACCAR Increases Regular Quarterly Dividend

PACCAR’s Board of Directors last month approved an increase of 9% in the regular quarterly cash dividend from thirty-four cents ($.34) per share to thirty-seven cents ($.37) per share. The dividend will be payable on December 6, 2022, to stockholders of record at the close of business on November 15, 2022.

Financial Highlights – Third Quarter 2022

Highlights of PACCAR’s financial results for the third quarter of 2022 include:

•	Net sales and revenues of $7.06 billion.
•	Net income of $769.4 million.
•	Truck, Parts and Other gross margins of 14.9%.
•	Global truck deliveries of 44,400 units.
•	PACCAR Parts revenues of $1.47 billion.
•	PACCAR Parts pretax income of $373.6 million.
•	PACCAR Financial Services pretax income of $146.2 million.
•	Manufacturing cash and marketable securities of $4.76 billion.
•	Cash generated from operations of $680.7 million.
•	Stockholders’ equity of $12.89 billion.

Financial Highlights – First Nine Months 2022

Highlights of PACCAR’s financial results for the first nine months of 2022 include:

•	Net sales and revenues of $20.69 billion.
•	Net income of $2.09 billion.
•	PACCAR Parts pretax income of $1.07 billion.
•	PACCAR Financial Services pretax income of $437.6 million.
•	Capital investments of $349.5 million and R&D expenses of $241.3 million.
•	Cash generated from operations of $1.78 billion.

Global Truck Markets Are Strong

“Strong industry truck utilization and increased freight tonnage is good for truck demand,” said Mike Dozier, PACCAR senior vice president. Customers are replacing older vehicles with the new fuel-efficient Kenworth and Peterbilt trucks. U.S. and Canada Class 8 truck industry retail sales are estimated to be in a range of 265,000-285,000 vehicles in 2022. Class 8 truck industry retail sales for 2023 are estimated to increase to a range of 260,000-300,000 vehicles.

Kenworth T880 Truck

European truck industry registrations in the above 16-tonne segment are estimated to be in the range of 275,000-295,000 units this year. The market in 2023 is expected to be in a range of 260,000-300,000 trucks. Harald Seidel, DAF president, said, “The new DAF XD, XF, XG and XG+ trucks deliver industry-leading fuel efficiency, safety and driver comfort to our customers. The strength of these new products is reflected in DAF’s European above 16-tonne registrations market share of 17.4% year-to-date, compared to 15.8% in the same period last year.” The new DAF XD truck launched at the IAA truck show in Hannover, Germany, was named the International Truck of the Year 2023, and the DAF XF was named U.K. Fleet Truck of the Year for the fourth consecutive year at the prestigious Motor Transport Awards.

The South American above 16-tonne truck market is projected to be in a range of 125,000-135,000 units this year, and in a similar range in 2023. DAF’s market share in the Brasilian above 16-tonne truck segment is a record 6.9% this year, compared to 5.6% in the same period last year.

New DAF XD Truck Earns International Truck of the Year 2023

The new DAF XD truck was named International Truck of the Year 2023 at the IAA truck show in Hannover, Germany in the third quarter. Harald Seidel, DAF president commented, “Achieving the International Truck of the Year honor for a second consecutive year is a wonderful recognition for our DAF employees.”

DAF XD Truck

The DAF XD truck represents a new generation of distribution and vocational vehicles. The DAF XD shares many features and design elements with the DAF XF, XG and XG+ trucks, which were named International Truck of the Year 2022. The new DAF XD sets an industry benchmark in vocational performance and driver comfort. The versatile DAF XD is available as a tractor or rigid truck with a high performance PACCAR engine. The DAF XDC is designed specifically for construction and vocational segments and features two-, three- or four-axle configurations with single or double drive axles.

DAF also displayed its zero emissions leadership at the IAA truck show with the launch of the new DAF XD Electric and DAF XF Electric trucks. These innovative trucks feature new modular battery electric drivelines with industry-leading ranges from 120 to over 300 miles on a single charge.

PACCAR Parts Achieves Record Quarterly Revenues and Profits

PACCAR Parts achieved pretax profit of $373.6 million in the third quarter of 2022, a 32% increase compared to $282.1 million earned in the third quarter of 2021. Third quarter 2022 revenues were $1.47 billion, compared to $1.26 billion achieved in the third quarter last year. PACCAR Parts achieved pretax profit of $1.07 billion in the first nine months of 2022, compared to $800.5 million in the first nine months of 2021. PACCAR Parts’ nine-month revenues were $4.30 billion, compared to $3.63 billion for the same period last year. “Third quarter parts sales and profits benefited from increased vehicle utilization, high average fleet age, and industry-leading logistics operations in PACCAR’s 18 strategically located Parts Distribution Centers (PDCs),” noted Laura Bloch, PACCAR vice president and PACCAR Parts general manager. “PACCAR Parts’ operational excellence, technology investments, and innovative programs increase customers’ vehicle uptime.”

PACCAR Parts global PDCs support more than 2,300 DAF, Kenworth and Peterbilt dealer sales, parts and service locations. PACCAR Parts opened a new 260,000 square foot PDC in Louisville, Kentucky in the third quarter to further enhance parts availability for customers and dealers.

PACCAR PARTS
A DIVISION OF PACCAR
6650
PACCAR PARTS
A DIVISION OF PACCAR

PACCAR Parts 260,000 Square Foot Distribution Center in Louisville, Kentucky

Financial Services Companies Achieve Excellent Results

PACCAR Financial Services (PFS) earned excellent pretax income of $146.2 million in the third quarter this year compared to $120.1 million in the third quarter of 2021. PFS achieved third quarter 2022 revenues of $371.9 million compared to $409.1 million in the same period last year. For the first nine months of 2022, PFS earned pretax income of $437.6 million compared to $303.0 million last year. Nine-month revenues were $1.11 billion compared with $1.30 billion for the same period a year ago. Todd Hubbard, vice president, said, “PFS achieved excellent third quarter results due to its high quality portfolio and strong used truck performance. PFS is leveraging investments in its 13 worldwide used truck centers to sell an increased number of used trucks at higher retail prices.” A new PFS used truck facility opened in the third quarter in Madrid, Spain. Kenworth and Peterbilt truck resale values command a 10-20% premium over competitors’ trucks.

PFS has a portfolio of 211,000 trucks and trailers, with total assets of $15.92 billion. PacLease, a major full-service truck leasing company with a fleet of 39,500 vehicles, is included in this segment. “PFS provides comprehensive technology solutions, elite customer service and dedicated support to the transportation industry. Kenworth, Peterbilt and DAF dealers and customers appreciate our technology leadership and the ease of doing business with PFS,” said Craig Gryniewicz, PACCAR Financial Corp. president. PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to have excellent access to the commercial paper and medium-term note markets. PFS profitably supports the sale of PACCAR trucks in 26 countries on four continents.

Capital and R&D Investments in Products, Technologies and Facilities

PACCAR’s excellent long-term profits, strong balance sheet and consistent focus on quality have enabled the company to invest $7.3 billion in new and expanded facilities, innovative products and new technologies during the past decade. Capital investments are estimated to be $475-$500 million and research and development expenses are expected to be $330-$340 million in 2022. PACCAR estimates that it will invest $525-$575 million in capital projects and $350-$400 million in research and development expenses in 2023.

“PACCAR is investing in clean diesel and zero emissions powertrain technologies, autonomous driving systems, connected vehicle services, and next-generation manufacturing and distribution capabilities,” said Harrie Schippers, PACCAR president and chief financial officer.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 25, 2022, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q3 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through November 1, 2022. PACCAR shares are listed on the NASDAQ Stock Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021
Truck, Parts and Other:
Net sales and revenues	$6,687.0	$4,737.7	$19,579.6	$15,538.8
Cost of sales and revenues	5,689.3	4,176.2	16,785.8	13,525.3
Research and development	82.9	72.5	241.3	237.0
Selling, general and administrative	137.7	134.7	430.6	396.8
Interest and other (income), net	(35.0)	(11.2)	(89.4)	(41.6)

Truck, Parts and Other Income Before Income Taxes	812.1	365.5	2,211.3	1,421.3

Financial Services:
Revenues	371.9	409.1	1,110.6	1,297.4
Interest and other	193.2	255.1	568.3	893.9
Selling, general and administrative	33.3	33.9	100.9	97.3
Provision for losses on receivables	(.8)		3.8	3.2

Financial Services Income Before Income Taxes	146.2	120.1	437.6	303.0
Investment income	21.4	1.6	24.3	11.5

Total Income Before Income Taxes	979.7	487.2	2,673.2	1,735.8
Income taxes	210.3	106.7	582.9	389.0

Net Income	$769.4	$380.5	$2,090.3	$1,346.8

Net Income Per Share:
Basic	$2.21	$1.09	$6.00	$3.87
Diluted	$2.21	$1.09	$5.99	$3.87

Weighted Average Shares Outstanding:
Basic	348.4	347.8	348.4	347.7
Diluted	348.9	348.3	348.9	348.4

Dividends declared per share	$.34	$.34	$1.02	$1.00

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	September 30	December 31
	2022	2021*
ASSETS
Truck, Parts and Other:
Cash and marketable securities	$4,762.9	$4,813.0
Trade and other receivables	2,018.5	1,575.1
Inventories	2,382.1	1,976.0
Property, plant and equipment	3,299.4	3,398.1
Other assets	2,235.9	2,328.3
Financial Services Assets	15,924.8	15,418.9

	$30,623.6	$29,509.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$5,971.8	$6,268.7
Financial Services Liabilities	11,758.3	11,646.7
STOCKHOLDERS' EQUITY	12,893.5	11,594.0

	$30,623.6	$29,509.4

Common Shares Outstanding	347.8	347.3

* In the first quarter of 2022, the Company changed the method of accounting for its U.S. inventories from last-in-first-out (LIFO) to first-in-first-out (FIFO). The effects of the change in accounting principle, which were not significant, have been retrospectively applied to all prior periods presented and will be included in PACCAR Inc's Third Quarter 10-Q.

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Nine Months Ended September 30,	2022	2021
OPERATING ACTIVITIES:
Net income	$2,090.3	$1,346.8
Depreciation and amortization:
Property, plant and equipment	239.7	197.5
Equipment on operating leases and other	345.9	494.8
Net change in trade receivables, inventory and payables	(148.0)	(1,151.4)
Net (increase) decrease in wholesale receivables on new trucks	(577.8)	587.7
All other operating activities, net	(171.9)	(325.2)

Net Cash Provided by Operating Activities	1,778.2	1,150.2

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(393.7)	(381.3)
Acquisitions of equipment for operating leases	(688.1)	(790.5)
Net increase in financial services receivables	(642.4)	(375.8)
Net increase in marketable debt securities	(132.3)	(151.1)
Proceeds from asset disposals and other	538.0	673.3

Net Cash Used in Investing Activities	(1,318.5)	(1,025.4)

FINANCING ACTIVITIES:
Payments of cash dividends	(875.9)	(589.9)
Purchases of treasury stock	(2.0)	(1.5)
Proceeds from stock compensation transactions	21.7	30.1
Net increase (decrease) in debt and other	437.3	(828.6)

Net Cash Used in Financing Activities	(418.9)	(1,389.9)
Effect of exchange rate changes on cash	(145.6)	(46.7)

Net Decrease in Cash and Cash Equivalents	(104.8)	(1,311.8)
Cash and cash equivalents at beginning of period	3,428.3	3,539.6

Cash and cash equivalents at end of period	$3,323.5	$2,227.8

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021
Sales and Revenues:
Truck	$5,198.2	$3,452.6	$15,231.7	$11,837.8
Parts	1,471.5	1,260.2	4,295.1	3,632.2
Financial Services	371.9	409.1	1,110.6	1,297.4
Other	17.3	24.9	52.8	68.8

	$7,058.9	$5,146.8	$20,690.2	$16,836.2

Pretax Profit:
Truck	$430.5	$80.4	$1,129.3	$606.9
Parts	373.6	282.1	1,067.1	800.5
Financial Services	146.2	120.1	437.6	303.0
Investment Income and Other	29.4	4.6	39.2	25.4

	$979.7	$487.2	$2,673.2	$1,735.8

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021
United States and Canada	$4,463.0	$3,056.6	$12,605.5	$10,186.1
Europe	1,616.5	1,277.6	5,273.1	4,325.7
Other	979.4	812.6	2,811.6	2,324.4

	$7,058.9	$5,146.8	$20,690.2	$16,836.2

NEW TRUCK DELIVERIES

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021
United States and Canada	24,400	17,200	69,500	62,800
Europe	13,300	9,700	44,800	35,200
Other	6,700	5,900	20,000	17,100

	44,400	32,800	134,300	115,100